Exhibit 10.1
For Settlement Purposes Only – Subject to FRE Rule 408

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of May 14, 2009 by and among the following parties:

(a)	DBSD North America, Inc., a Delaware corporation (formerly known as ICO North America, Inc., “DBSD”);

(b)	ICO Global Communications (Holdings) Limited, a Delaware corporation (“ICO Global” and together with DBSD and the Guarantors (as defined below), the “ICO Parties”);

(c)
each of the guarantors (the “Guarantors”) party to the Indenture dated August 15, 2005 (as amended to date, the “Indenture”), among DBSD, the Guarantors and The Bank of New York (now known as The Bank of New York Mellon), as Trustee (the “Trustee”); and

(d)
each of the undersigned holders (together the “Participating Holders”, and together with the ICO Parties, the “Parties”), which entities are beneficial owners (each, a “Holder”) of the 7.5% Convertible Senior Secured Notes due 2009 (the “Notes”), issued by DBSD pursuant to the Indenture.

RECITALS

WHEREAS, DBSD has determined that a prompt restructuring of its existing working capital facility and the outstanding Notes would be in the best interests of its creditors and stockholders;

WHEREAS, DBSD and the Participating Holders have engaged in good faith negotiations with the objective of reaching an agreement for a financial restructuring of DBSD, including the indebtedness outstanding under the Notes;

WHEREAS, DBSD and certain of the Participating Holders have entered into the Forbearance Agreement, dated as of April 30, 2009 (the “Forbearance Agreement”);

WHEREAS, DBSD, the Guarantors, certain Lenders named therein, Jefferies Finance LLC and The Bank of New York Mellon have entered into the Second Forbearance Agreement, dated as of April 30, 2009 (the “Second Forbearance Agreement” and together with the Forbearance Agreement, the “Forbearance Agreements”);

WHEREAS, DBSD, ICO Global and the Participating Holders now desire to implement a financial restructuring of DBSD (the “Restructuring”) on the terms and conditions set forth herein and in the term sheet attached hereto as Exhibit A, (the “Term Sheet”);

WHEREAS, each Party has reviewed, or has had the opportunity to review, the Term Sheet and this Agreement with the assistance of professional legal advisors of its own choosing;

WHEREAS, the Parties intend to consummate the Restructuring on the terms and conditions set forth in this Agreement and in the Term Sheet through a chapter 11 plan of reorganization (the “Pre-Arranged Plan”) which will be filed on or as soon as practicable after the date that the chapter 11 cases (the “Chapter 11 Cases”) of DBSD and the Guarantors are commenced under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), and the solicitation for acceptances thereof will commence as soon as practicable following the commencement of the Chapter 11 Cases; and

WHEREAS, to expedite and support the implementation of the Restructuring, each of the Participating Holders is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable law, if and when lawfully solicited, to vote, or cause to be voted, all of its Notes and any additional Notes of which such Participating Holder (or a client account over which such Participating Holder has discretion) is or at any time on or prior to the Outside Date (as defined below) becomes, the record or beneficial holder of (collectively, the “Held Notes”), to accept the Pre-Arranged Plan.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Term Sheet.  The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein.  The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that (i) the Term Sheet is supplemented by the terms and conditions of this Agreement, (ii) to the extent there is a conflict between the Term Sheet and this Agreement, the terms and provisions of this Agreement will govern, and (iii) to the extent there is a conflict between the Term Sheet or this Agreement and the Restructuring Documents (as defined below), the terms and provisions of the Restructuring Documents shall govern.

2.    Means for Effectuating the Restructuring.  DBSD shall effectuate the Restructuring through commencement of the Chapter 11 Cases and seek confirmation of the Pre-Arranged Plan.  DBSD shall file petitions for relief under chapter 11 of the Bankruptcy Code (collectively, the “Petitions”) for DBSD and the Guarantors (collectively, the “Debtors”) commencing the Chapter 11 Cases no later than 11:00 a.m. (prevailing New York City Time) on May 15, 2009 (such date and time, the “Petition Date”).  The Pre-Arranged Plan and a disclosure statement that complies with section 1125 of the Bankruptcy Code (the “Disclosure Statement”) shall be filed as soon as practicable, but in no event later than fifteen (15) days, after the commencement of the Chapter 11 Cases.  The Debtors shall use their reasonable best efforts to ensure that (i) approval of the Disclosure Statement will occur within fifty (50) days of the Petition Date, (ii) confirmation of the Pre-Arranged Plan will occur within ninety (90) days after the Petition Date, and (iii) the effective date of the Pre-Arranged Plan will be no later than the earlier of (x) one hundred and five (105) days after the Petition Date and (y) the thirteenth (13th) day following the entry of an order confirming the Pre-Arranged Plan; provided, that if any FCC Approval is required, the deadline for such effective date shall be extended to the date that is three (3) business days after receipt of the FCC Approval, but not later than the Outside Date (as defined below).  For purposes of this Agreement, (i) the “Outside Date” shall mean the date that is the four (4) month anniversary of the date of the FCC Filing (as defined below); provided, however, that such date may be extended by the Participating Holders if the FCC Filing is still pending review at the FCC; and (ii) “FCC Approval” shall mean such regulatory approvals or consents required to be obtained from the Federal Communications Commission (the “FCC”) or any other federal regulatory entity, the failure of which to obtain would have a material adverse effect on DBSD.

3.    Preparation of Restructuring Documents.  Promptly upon execution of this Agreement, representatives of DBSD, ICO Global and the Participating Holders, together with their respective counsel, shall negotiate in good faith to prepare all definitive documentation related to the Restructuring, including, without limitation, the Registration Rights Agreement, the Stockholders Agreement, the Charter Documents and the Releases (each as described in the Term Sheet), all of which shall contain provisions consistent with the Term Sheet and this Agreement and such other provisions as are mutually acceptable to DBSD, ICO Global and the Participating Holders (collectively, the “Restructuring Documents”).

4.    DBSD and ICO Global Undertakings.  DBSD and ICO Global each hereby agrees to use its reasonable best efforts to, as applicable, take all actions reasonably necessary to effectuate and consummate the Restructuring and implement all steps necessary to obtain an order of the Bankruptcy Court confirming the Pre-Arranged Plan and not take any actions inconsistent with the Restructuring, in each case, as expeditiously as practicable; provided, however, that nothing in this Agreement or the Term Sheet shall obligate ICO Global or its affiliates (other than DBSD and the Guarantors) to advance cash, working capital or other assets to DBSD or any Participating Holder.

5.    Third Party Approvals.  The Parties shall use their reasonable best efforts to obtain all regulatory, governmental, administrative, and third party approvals of the Restructuring, including, without limitation, if required under applicable law, the approval from the FCC to the application for consent to the change of control of the FCC licenses issued to DBSD.

6.    Participating Holder Undertaking.  Each of the Participating Holders agrees that unless and until such time as this Agreement has expired and subject to the conditions that (a) the terms of any applicable agreements implementing the Restructuring embody the terms set forth in the Term Sheet and this Agreement and such other additional provisions, not inconsistent with the terms hereof and thereof, as are mutually agreed upon by the Participating Holders, ICO Global and DBSD, (b) all pertinent documents, including, without limitation, all the Restructuring Documents are in form and substance reasonably satisfactory to the Participating Holders, (c) no Agreement Termination Event shall have occurred that has not been waived in writing by each Participating Holder, and (d) no Company Termination Event shall have occurred that has not been waived by an ICO Waiver (as defined below), it shall:  (x) use its reasonable best efforts to, as applicable, take all actions relating to itself reasonably necessary to effectuate and consummate the Restructuring and not take any acts inconsistent with the Restructuring, in each case, as expeditiously as practicable; and (y) when lawfully solicited, vote, or cause to be voted the Held Notes to accept the Pre-Arranged Plan.  For the avoidance of doubt, it is noted that any reference herein to a consent, approval, agreement or any similar action with respect to or on behalf of the Participating Holders shall mean the consent, approval, agreement or similar action of each Participating Holder.

7.    Expiration of Agreement.

(a) This Agreement shall expire automatically without any further required action or notice upon the occurrence of any Company Termination Event (but only, in the case of an event described in clauses (i) or (ii) of the definition of “Company Termination Event”, with respect to the Participating Holder or Participating Holders who have breached any material covenant or provision as set forth in such clause (i) or as to which any representation or warranty is untrue as set forth in such clause (ii) until such time as this Agreement ceases to remain in effect with respect to Participating Holders representing less than fifty percent (50%) of the outstanding principal amount of Held Notes, until which time it shall apply to the remaining Participating Holders) or any Agreement Termination Event, unless the occurrence of such Agreement Termination Event is waived in writing by each Participating Holder or the occurrence of such Company Termination Event is waived in writing by the ICO Party or ICO Parties, as the case may be, directly affected by the event (an “ICO Waiver”).  Upon the expiration of this Agreement (except in connection with the occurrence of a Company Termination Event) any and all acceptances in favor of the Pre-Arranged Plan by the Participating Holders prior to such expiration shall be deemed, for all purposes, to be null and void and shall not be considered or otherwise used in any manner by DBSD in connection with this Agreement and the Term Sheet.

(b)    An “Agreement Termination Event” shall mean any of the following:

(i)    Participating Holders shall not have entered into this Agreement prior to the Petition Date representing, or this Agreement ceases to remain in effect at such date with respect to Participating Holders representing, more than fifty percent (50%) of the outstanding principal amount of Notes;

(ii)    (A) Either of the ICO Parties shall have breached any material covenant or provision of this Agreement, (B) the Participating Holders shall have delivered written notice to DBSD of any such breach, and (C) such breach remains uncured for a period of five (5) business days;

(iii)    (A) Any representation or warranty in this Agreement made by an ICO Party shall have been untrue in any material respect when made or shall have become untrue in any material respect, (B) the Participating Holders shall have delivered written notice to DBSD of any such breach, and (C) such breach remains uncured for a period of five (5) business days;

(iv)    (A) Any material term or condition of any of the Restructuring Documents shall be (whether due to an order of the Bankruptcy Court or otherwise) materially different and adverse to the Participating Holders than as agreed by the Participating Holders and the ICO Parties except to the extent such materially different and adverse term or condition is agreed by each Participating Holder, (B) the Participating Holders shall have delivered written notice to DBSD of any such event, and (C) such event remains uncured for a period of five (5) business days;

(v)    There shall have been issued or reinstated any suspension order or similar order by a court or other governmental body of competent jurisdiction that materially adversely affects the benefits intended to be received by the Participating Holders hereunder, or prevents DBSD from consummating the transactions contemplated by this Agreement, and (A) such proceeding or order was issued or reinstated at the request or with the acquiescence of DBSD or any of its affiliates or (B) in all other circumstances, such order is not stayed, reversed, or vacated within fifteen (15) days after such issuance or reinstatement;

(vi)    There shall have been issued any order, decree, or ruling by any court or governmental body having jurisdiction restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement and (A) such proceeding or order was issued at the request or with the acquiescence of DBSD or its affiliates or (B) in all other circumstances, such order is not stayed, reversed, or vacated within fifteen (15) days after such issuance;

(vii)    ICO Global shall have failed to file by 8:00 a.m. (prevailing New York City Time) on the fourth (4th) business day after ICO Global’s counsel’s receipt of executed signature pages to this Agreement from Holders representing, in the aggregate, more than fifty percent (50%) of the principal amount of Notes outstanding, a Form 8-K with the Securities and Exchange Commission to which this Agreement (including all exhibits) (with such redactions as may be reasonably requested by counsel to the Participating Holders) and the Term Sheet are attached.  The Parties agree that, in the event that ICO Global fails to file the Form 8-K in accordance with this provision, one or more of the Participating Holders may publicly disclose this Agreement and all of its exhibits; provided, however, that such disclosure shall be limited to disclosing the text of this Agreement and all exhibits and no such disclosure by the Participating Holders shall cure or waive such failure of ICO Global to make such filing.  ICO Global hereby (a) waives any claims against any such Participating Holder and (b) agrees to hold all such Participating Holders harmless against any claims, in each case, solely arising as a result of such disclosure by such Participating Holders in compliance with this Agreement;

(viii)    Unless DBSD and the Participating Holders agree otherwise:

A. The Restructuring has not been approved by DBSD’s Board of Directors prior to the filing of the Petitions;

B. The Petitions shall not have been filed on or before the Petition Date;

C. An application to obtain the FCC Approval for the transfer of control to the Holders (the “FCC Filing”) shall not have been filed with the FCC within three (3) business days after the Pre-Arranged Plan has been confirmed; provided, however, that if the Holders have not provided DBSD all information about the Holders reasonably requested by DBSD to be included in the FCC Filing at that time, such time period shall be extended by an additional ten (10) days;

D. The Pre-Arranged Plan and the Disclosure Statement shall not have been filed within fifteen (15) days after the Petition Date;

E. The Disclosure Statement shall not have been approved within fifty (50) days after the Petition Date;

F. The Pre-Arranged Plan shall not have been confirmed within ninety (90) days after the Petition Date;

G. The Pre-Arranged Plan and the transactions contemplated therein shall not have been consummated on or before one hundred and five (105) days after the Petition Date; provided, that if any FCC Approval is required, such date shall be extended to the earlier of three (3) business date following receipt of the FCC Approval and the Outside Date; and

H. Upon the written consent of ICO Global, DBSD, and the Participating Holders;

(ix)    The Bankruptcy Court shall have granted relief that is inconsistent with the Pre-Arranged Plan and adverse, in any material respect, to the Participating Holders, including, without limitation, the termination, annulment, or modification of the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of DBSD;

(x)    A trustee or examiner with enlarged powers shall have been appointed under sections 1104 or 1105 of the Bankruptcy Code for service in the Chapter 11 Cases; and

(xi)    One or more of the Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code or otherwise dismissed.

(c)    A “Company Termination Event” shall mean any of the following:

(i)    (A) A Participating Holder shall have breached any material covenant or provision of this Agreement; (B) DBSD shall have delivered written notice to the Participating Holders of any such breach; and (C) any such breach remains uncured for a period of five (5) business days;

(ii)   (A) Any representation or warranty in this Agreement made by a Participating Holder shall have been untrue in any material respect when made or shall have become untrue in any material respect, (B) DBSD shall have delivered written notice to the Participating Holders of any such breach, and (C) such breach remains uncured for a period of five (5) business days;

(iii)   (A) Any material term or condition of any of the Restructuring Documents shall be (whether due to an order of the Bankruptcy Court or otherwise) materially different and adverse to ICO Global or DBSD than as agreed by the Participating Holders, ICO Global and DBSD except to the extent such materially different and adverse term or condition is agreed by ICO Global and DBSD, (B) DBSD shall have delivered written notice to the Participating Holder of any such event, and (C) such event remains uncured for a period of five (5) business days; and

(iv)   There shall have been issued any order, decree, or ruling by any court or governmental body having jurisdiction restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement.

8.    Representations and Warranties.

(a)    Each Party represents and warrants to the other Parties that (a) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; (b) its execution, delivery, and performance of this Agreement are within the power and authority of such party and have been duly authorized by such party and that no other approval or authorization is required; (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting the rights or remedies of creditors generally; and (d) none of the execution and delivery of this Agreement or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of, its certificate of incorporation or bylaws or other constitutive document, any applicable law or regulation, any order, writ, injunction, or decree of any court or governmental authority or agency, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject.

(b)    Each of the Participating Holders further represents and warrants to DBSD, as to itself, that, as of the date hereof, the amounts set forth next to its name on Schedule 1 attached hereto constitute the amounts of all Held Notes with respect to such Participating Holder.

9.    Restriction on Transfer.

(a)    The Participating Holders may sell, transfer, or dispose of any of their Notes as provided for in the Indenture; provided, however, that the transferee thereof (each such transferee, a “Transferee”) must, as an acknowledgment to be bound to the terms hereof and the Term Sheet, simultaneously with the transfer execute a counterpart signature page to this Agreement and deliver such counterpart signature to DBSD, in which case it shall be deemed to be a Participating Holder for all purposes herein from and after the date on which such counterpart signature page is executed.  Any transfer of Notes that is not done in compliance with this Section 9(a) shall be deemed void ab initio.

(b)    Notwithstanding anything to the contrary herein, the Participating Holders shall be entitled to take any action necessary to consummate a transfer of the Held Notes; provided, that it shall obtain the Transferee’s acknowledgment of the terms hereof, as described in Section 9(a) hereof.

10.    Public Disclosures.  Each ICO Party will submit to counsel for the Participating Holders for prior review all press releases and public filings regarding, in any way, the Restructuring, this Agreement, and any amendment to the terms of the Restructuring and/or this Agreement.  Except as required by law (as determined by outside counsel to such ICO Party), no ICO Party shall (a) use the name of any Participating Holder in any public manner without such Participating Holder’s prior written consent or (b) disclose to any person (including, for the avoidance of doubt, any other Participating Holder but specifically excluding legal, accounting and financial advisors to the ICO Parties who have a need to know such information in order to render their advisory services to the ICO Parties and who are bound by confidentiality restrictions regarding the disclosure and use of such information) the principal amount or percentage of any Notes or any other securities of DBSD or any of their respective subsidiaries held by any Participating Holder; provided, however, that the ICO Parties shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Notes that are Held Notes.  Notwithstanding anything to the contrary herein, the terms and conditions set forth in this Section shall survive any termination of this Agreement.

11.    Impact of Appointment to Creditors’ Committee.  Notwithstanding anything herein to the contrary, if any Participating Holder is appointed to and serves on an official committee of creditors in the Chapter 11 Cases, (a) the terms of this Agreement shall not be construed so as to limit such Participating Holder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Participating Holder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement, and (b) if such appointment to the official committee of creditors is on account of the Held Notes, such holder may at its discretion terminate this Agreement as to itself by providing written notice to DBSD and counsel to the Participating Holders.

12.    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction (except for Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).  By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any federal or state court of competent jurisdiction in the District of New York.

(b)    By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

13.    Specific Performance.  It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

14.    Reservation of Rights.  This Agreement and all transactions contemplated herein are part of a proposed settlement of disputes among the Parties hereto.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Participating Holders to protect and preserve its rights, remedies and interests, including, without limitation, its claims against DBSD or its full participation in the Chapter 11 Cases.  If the transactions contemplated herein are not consummated, or if this Agreement is terminated, the Parties fully reserve any and all of their rights.  Pursuant to Rule 408 of the Federal Rules of Evidence and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

15.    Fees and Expenses.  DBSD shall pay the fees and expenses of the Participating Holders in connection with the Restructuring, including the advisors to the Participating Holders, who shall be selected by the Participating Holders.  Upon the commencement of the Chapter 11 Cases, DBSD shall, in advance of the filing or filings therefore, pay all accrued and unpaid fees and expenses of UBS Securities LLC and Milbank, Tweed, Hadley & McCloy LLP through the date immediately preceding the anticipated filing date, and provide a customary retainer to such advisors.

16.    Headings.  The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereto.

17.    Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing in this Section 17 shall be deemed to permit sales, assignments, or transfers other than in accordance with Section 9 hereof.  The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

18.    Notice.  Notices given under this agreement shall be to:

If to DBSD:

DBSD North America, Inc.
11700 Plaza America Drive, Suite 1010
Reston, Virginia 20190
Attention:    John L. Flynn, General Counsel
Telephone:   (703) 964-1400
Facsimile:      (703) 964-1401

With a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois  60654
Attention:      James H.M. Sprayregen
Marc J. Carmel

Telephone:   (312) 862-2000
Facsimile:      (312) 862-2200

and:

Davis Wright Tremaine LLP
1201 Third Avenue
Seattle, Washington 98101
Attention:      Julie Weston
Sarah English Tune
Telephone:    (206) 622-3150
Facsimile:       (206) 757-7161

If to ICO Global:

ICO Global Communications (Holdings) Limited
11700 Plaza America Drive, Suite 1010
Reston, Virginia 20190
Attention:
Telephone:   (703) 964-1400
Facsimile:      (703) 964-1401

With a copy (which copy shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California, 94105
Attention:     Robert Townsend
Telephone:   (415) 268-7080
Facsimile:      (415) 268-7522

If to Any Participating Holder:

To the names and addresses set forth on the signature pages hereto.

With a copy (which copy shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy llp
1 Chase Manhattan Plaza
New York, New York  10005
Attention:      Thomas C. Janson
Telephone:     (212) 530-5000
Facsimile:        (212) 530-5219

19.    Prior Negotiations.  Except as set forth in the Forbearance Agreement and those certain Confidentiality Agreements entered into by DBSD and certain Holders on April 24, 2009, this Agreement and Exhibit A supersede all prior negotiations with respect to the subject matter hereof.

20.    Consideration.  It is hereby acknowledged by the Parties that, other than the agreements, covenants, representations, and warranties set forth herein and in the Term Sheet and to be included in the Restructuring Documents, no consideration shall be due or paid to the Holders for their agreement to vote to accept the Pre-Arranged Plan in accordance with the terms and conditions of this Agreement.

21.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

22.    No Third Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity.

23.    No Solicitation; Representation by Counsel.  This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Pre-Arranged Plan in the Chapter 11 Cases.  Each of the Participating Holders’ votes with respect to the Pre-Arranged Plan will not be solicited until such Participating Holder has received the Disclosure Statement.  Each Party acknowledges that it has had an opportunity to receive information from DBSD, and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the Parties.

24.    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto.

25.    Amendment, Waiver or Modification.  Except as otherwise expressly set forth herein, this Agreement (including all of its exhibits) and each of its terms and conditions may not be amended, waived or modified in any aspect except in a writing executed by DBSD and the Participating Holders.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) , INC.

By:	/s/ Michael P. Corkery
Name:	Michael P. Corkery
Title:	acting CEO, EVP & CFO

DBSD NORTH AMERICA, INC.

By:	/s/ Michael P. Corkery
Name:	Michael P. Corkery
Title:	Acting Chief Executive Officer, Executive Vice President & Chief Financial Officer

DBSD SATELLITE MANAGEMENT LLC By: DBSD North America, Inc., its sole member

By:	/s/ Michael P. Corkery
Name:	Michael P. Corkery
Title:	Acting Chief Executive Officer, Executive Vice President & Chief Financial Officer

DBSD SATELLITE NORTH AMERICA LIMITED

By:	/s/ Stephen M. De Wees
Name:	Stephen M. De Wees
Title:	Director

[Support Agreement]

DBSD SATELLITE SERVICES G.P. By: DBSD Services Limited, a general partner

By:	/s/ Stephen M. De Wees
Name:	Stephen M. De Wees
Title:	Director

NEW DBSD SATELLITE SERVICES G.P. By: DBSD Satellite Services G.P., a general partner By: DBSD Services Limited, a general partner

By:	/s/ Stephen M. De Wees
Name:	Stephen M. De Wees
Title:	Director

DBSD SERVICES LIMITED

By:	/s/ Stephen M. De Wees
Name:	Stephen M. De Wees
Title:	Director

DBSD SATELLITE SERVICES LIMITED

By:	/s/ Stephen M. De Wees
Name:	Stephen M. De Wees
Title:	Director

SSG UK LIMITED

By:	/s/ Stephen M. De Wees
Name:	Stephen M. De Wees
Title:	Director

[Support Agreement]

3421554 CANADA INC.

By:	/s/ Stephen M. De Wees
Name:	Stephen M. De Wees
Title:	Director

[Support Agreement]

GOLDENTREE ASSET MANAGEMENT, LP, as investment manager on behalf of its managed funds

By:	/s/ Adam Tuckman
Name:	Adam Tuckman
Title:	Partner

Address for Notice for the Above Holder:

GoldenTree Asset Management LP

310 Park Avenue, 21st Floor

New York, NY 10022

Attn:  Adam Tuckman

[Support Agreement]

GOLDMAN, SACHS & CO.

By:	/s/ Buckley Ratchford
Name:	Buckley Ratchford
Title:	Managing Director

Address for Notice for the Above Holder:

Goldman Sachs & Co.

85 Broad Street

New York, NY  10004

Attn:  David J. Goldburg

[Support Agreement]

HIGHLAND CREDIT OPPORTUNITIES CDO LTD.

By:	Highland Capital Management, L.P.

By:	Strand Advisors, Inc., its general partner

By:	/s/ Michael Pusateri
Name:	Michael Pusateri
Title:	Chief Operating Officer

HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.

By:	Highland Crusader Fund GP, L.P., its general partner

By:	Highland Crusader GP, LLC., its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

By:	/s/ Michael Pusateri
Name:	Michael Pusateri
Title:	Chief Operating Officer

HIGHLAND CREDIT STRATEGIES HOLDING CORPORATION

By:	/s/ Michael Pusateri
Name:	Michael Pusateri
Title:	Chief Operating Officer

[Support Agreement]

HIGHLAND RESTORATION CAPITAL PARTNERS, L.P.

By:	Highland Restoration Capital Partners GP, LLC, its general partner

By:	/s/ Michael Pusateri
Name:	Michael Pusateri
Title:	Chief Operating Officer

Address for Notice for Each of the Above Holders:

Highland Capital Management, L.P.

13455 Noel Road, Suite 800

Dallas, TX 75240

[Support Agreement]

GORDEL HOLDINGS LIMITED

By:	OZ Management LP, its Investment Manager

By:	Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

GOLDMAN SACHS & CO. PROFIT SHARING MASTER TRUST

By:	OZ Management LP, its Investment Manager

By:	Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OZ MASTER FUND, LTD.

By:	OZ Management LP, its Investment Manager

By:	Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OZ GLOBAL SPECIAL INVESTMENTS MASTER FUND, L.P.

By:	OZ Advisors II LP, its General Partner

By:	Och-Ziff Holding LLC, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

Address for Notice for Each of the Above Holders:

Och-Ziff Capital Management Group LLC

9 West 57th Street, 13th Floor

New York, NY 10019

Attn:  Joel Frank, Chief Financial Officer

[Support Agreement]

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ Rayan Joshi
Name:	Rayan Joshi
Title:	Authorized Individual

Address for Notice for the Above Holder:

c/o Plainfield Asset Management LLC

55 Railroad Avenue

Greenwich, CT  06830

[Support Agreement]

THE RAPTOR GLOBAL PORTFOLIO LTD.

By:	Raptor Capital Management LP

By:	/s/ Brian Daly
Name:	Brian Daly
Title:	General Counsel

THE ALTAR ROCK FUND L.P.

By:	Raptor Management GP LLC

By:	/s/ Brian Daly
Name:	Brian Daly
Title:	General Counsel

Address for Notice for Each of the Above Holders:

c/o Raptor Capital Management LP

50 Rowes Wharf, 6th Floor

Boston, MA 02110

Attn:  General Counsel

[Support Agreement]

For Settlement Purposes Only – Subject to FRE Rule 408

Exhibit A

[See Attached Term Sheet]

For Settlement Purposes Only – Subject to FRE Rule 408

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS WITH RESPECT TO ANY RESTRUCTURING OR PLAN OF REORGANIZATION OR AN OFFER OR SOLICITATION FOR THE SALE OF SECURITIES OF ANY KIND.

PRELIMINARY INDICATION OF TERMS
FOR PROPOSED RESTRUCTURING OF DBSD NORTH AMERICA, INC.

May 14, 2009

This term sheet (“Term Sheet”) describes certain of the principal terms of a proposed restructuring (the “Restructuring”) for DBSD North America, Inc. (formerly known as ICO North America, Inc., “DBSD”).  DBSD is currently a 99.84% owned subsidiary of ICO Global Communications (Holdings) Limited (“ICO Global” or the “Existing Stockholder”).  As described in greater detail herein, the Restructuring shall be consummated through a “Pre-Arranged” chapter 11 Plan of Reorganization (the “Pre-Arranged Plan”) pursuant to voluntary chapter 11 petitions for relief to be filed with the United States Bankruptcy Court of the Southern District of New York (the “Bankruptcy Court”).  This Term Sheet has been produced for discussion and settlement purposes only.  It is subject to the parties’ agreement that it shall not be used as evidence in any litigation and is subject to the provisions of Rule 408 of the Federal Rules of Evidence and other similar applicable rules under federal and state law.

This Term Sheet and the proposals contained herein are subject to, among other conditions, the completion of appropriate legal, financial and other due diligence by the Principal Holders (as defined below) and their legal and financial advisors.  As used herein, the term “Holders” refers to holders of DBSD’s outstanding 7.5% Convertible Senior Secured Notes due 2009 (the “Notes”), and the term “Principal Holders” refers to those Holders set forth on Attachment 1, who have engaged in discussions with DBSD and ICO Global with respect to the Restructuring over time, which discussions are reflected in this Term Sheet.

For Settlement Purposes Only – Subject to FRE Rule 408

The Restructuring
The Restructuring set forth in this Term Sheet is intended to be effected through the Pre-Arranged Plan, pursuant to which the Holders, as a class, shall receive shares of common stock of the restructured DBSD (the “Common Stock”) representing, in the aggregate, 94.9919% of the Common Stock to be outstanding immediately following the Restructuring, subject only to dilution by the issuance of the Warrants (as defined below).

Implementation of the Restructuring
DBSD, ICO Global and the Principal Holders shall mutually agree upon the definitive documentation required for the Restructuring (the “Definitive Restructuring Documents”), which shall reflect the terms and conditions set forth herein and such other terms and conditions as shall be acceptable to the Principal Holders, ICO Global and DBSD.

DBSD shall solicit acceptances of a Plan of Reorganization on the terms set forth herein and such other terms as are mutually acceptable to the Principal Holders, ICO Global and DBSD.  Such Pre-Arranged Plan shall be approved pursuant to section 1129 of the Bankruptcy Code with respect to all classes of claims and interests.

Other Equity Interests in DBSD
All options, warrants, and other agreements or rights to acquire DBSD equity interests (including any arising under or in connection with any employment agreement or any incentive plan or any benefit plan or the like) existing prior to the consummation of the Restructuring, shall be cancelled upon the consummation of the Restructuring without any further action or the payment of any consideration.

In connection with the Restructuring, the Existing Stockholder shall receive (i) shares of Common Stock equal to 5.0% of the shares of Common Stock in DBSD to be outstanding immediately following the Restructuring, and (ii) warrants (the “Warrants”) to acquire 10.00% of the Common Stock (after taking into account the Common Stock outstanding immediately following the Restructuring).  The other shareholders in DBSD shall hold shares of Common Stock following the Restructuring equal to 0.0081% of the Common Stock.

The Warrants shall have an exercise price of $0.01 per share, and shall be exercisable only upon a Valuation Event.  The Warrants shall be issued in three tranches and shall be identical except as set forth below:

(i)    Warrants representing 5.00% of the Common Stock shall be exercisable if the aggregate Equity Valuation upon a Valuation Event is equal to or greater than $1.0 billion; plus

2

For Settlement Purposes Only – Subject to FRE Rule 408

(ii)   Warrants representing 2.50% of the Common Stock shall be exercisable if the aggregate Equity Valuation upon a Valuation Event is equal to or greater than $1.5 billion; plus

(iii)     Warrants representing 2.50% of the Common Stock shall be exercisable if the aggregate Equity Valuation upon a Valuation Event is equal to or greater than $2.0 billion.

In the event that the Warrants are extended as described below so that they are exercisable after the second anniversary of the consummation of the Restructuring, the relevant valuation thresholds set forth above shall be increased at the rate of 30% per annum (or portion thereof) beginning on the second anniversary of the consummation of the Restructuring.

The Warrants shall expire on the second anniversary of the consummation of the Restructuring (the “Warrant Term”); provided, that:

(i)    if DBSD enters into binding definitive documents (which have been approved by the new board) for the consummation of a Valuation Event prior to the second anniversary of the consummation of the Restructuring, then the Warrant Term shall be extended until the earlier of (a) the closing of such Valuation Event and (b) the termination or abandonment of such Valuation Event (but only with respect to such Valuation Event);

(ii)    if DBSD shall have entered into a binding definitive agreement for the consummation of a business combination (which has been approved by the new board of DBSD) with the company that has been identified to the Principal Holders in writing on the date hereof (the “Identified Company”) within twelve months of the consummation of the Restructuring, then the Warrant Term shall be extended until the later of (a) the third anniversary of the consummation of the Restructuring, (b) the closing of the transaction with the Identified Company, and (c) the termination or abandonment of the transaction with the Identified Company (but only with respect to such transaction if the event in clauses (b) or (c) is after such third anniversary);

(iii)   if the Warrant Term has been extended until the third anniversary of the consummation of the Restructuring and DBSD enters into binding definitive documents with respect to a Valuation Event during such time, then the Warrant Term shall be extended until the earlier of (a) the closing of such Valuation Event and (b) the termination or abandonment of such Valuation Event (but only with respect to such Valuation Event).

The Warrants shall provide for appropriate adjustments in the event of stock splits, stock recombination, conversion of the Common Stock into other securities or other similar events.  The Warrants shall be non-transferable and shall contain terms and conditions acceptable to the Principal Holders, ICO Global and DBSD.

“Valuation Event” means a Sale Event, a Public Merger Event, a Qualified Offering, a Liquidation Event or an Asset Sale Event.

“Sale Event” means the cash acquisition by any person of a controlling interest in DBSD.

“Public Merger Event” means any merger, business combination or acquisition involving DBSD, or all or substantially all of the assets of DBSD, where the surviving company or acquiror is a public reporting company and the consideration paid to the stockholders of DBSD consists of equity securities that are listed on a United States national securities exchange.

“Qualified Offering” means a bona fide underwritten public offering by a nationally recognized investment banking firm registered under the Securities Act (i) that results in gross proceeds to DBSD of not less than $150 million; and (ii) following which the Common Stock is listed on a United States national securities exchange.
“Liquidation Event” means the dissolution or liquidation of DBSD.

“Asset Sale Event” means the sale, for cash, of all or substantially all of the assets of DBSD and its subsidiaries, on a consolidated basis.

“Equity Valuation” means the aggregate value for the number of shares of Common Stock outstanding immediately following the Restructuring (appropriately adjusted for stock splits, recombinations and similar events) (the “Original Shares”) based on (i) in the case of a Sale Event, the actual value per share received in respect of the Original Shares as a result of the Sale Event; (ii) in the case of a Public Merger Event, the per share VWAP of the equity securities received in such transaction in respect of the Original Shares during any Reference Period following such Public Merger Event and ending prior to the expiration date of the Warrants; (iii) in the case of a Qualified Offering, the per share VWAP of the Original Shares during any Reference Period following the Qualified Offering and ending prior to the expiration date of the Warrants; (iv) in the case of an Asset Sale Event, the per share value of the Original Shares, after reduction for all liabilities (including contingent liabilities) of DBSD, of the consideration received by DBSD as a result of the sale; and (v) in the case of a Liquidation Event, the per share value of the consideration received by DBSD Stockholders in respect of the Original Shares as a result of the Liquidation Event; in each case increased by the aggregate value of any dividends or distributions made to DBSD stockholders from the date of the consummation of the Restructuring until the Valuation Event.

3

For Settlement Purposes Only – Subject to FRE Rule 408

“Reference Period” means, any period of 40 consecutive trading days during which (a) the equity securities in question during each such day have a daily trading volume not less than $13 million, (b) no Holder is subject to any lock-up or similar agreement which has not fully expired or been terminated, (c) no holder is subject to any “black out” or other trading restriction imposed by the issuer (including as a result of being affiliated with any director or having received any information from DBSD) and (d) the issuer has maintained the effectiveness of a shelf registration enabling all of the Holders to freely transfer shares of Common Stock under the Securities Act of 1933, as amended (the “Securities Act”).

Treatment of Other Classes of Claims
The obligations owed to other creditors of DBSD not specifically addressed herein (“Other Creditors”) will remain outstanding under their current terms; provided, that DBSD and the Principal Holders shall mutually agree upon the treatment for the Other Creditors.

Treatment of Auction Rate Securities
DBSD shall not sell, transfer, liquidate or otherwise monetize (collectively, a “Sale”) any Auction Rate Security (as defined in the Forbearance Agreement) without the prior consent of the Principal Holders unless such Sale results in gross proceeds to DBSD of not less than the par or stated value of such Auction Rate Security, provided, however, that DBSD may pledge any Auction Rate Security issued by UBS as collateral to UBS pursuant to the terms of the UBS Facility (as defined in the Forbearance Agreement), and the Principal Holders agree to take such other action reasonably necessary to effect their consent to the action set forth in the foregoing proviso.

4

For Settlement Purposes Only – Subject to FRE Rule 408

Working Capital
DBSD’s working capital needs are to be met based on best market option/capital raising options.  The existing working capital facility may be refinanced in whole or in part by an affiliate of ICO Global, but (i) the terms and conditions of any such refinancing must be acceptable to the Principal Holders and (ii) all Holders must be offered a pro rata right to participate in any such refinanced working capital facility.

Board of Directors of Restructured DBSD
The Board of Directors of DBSD shall be comprised of five to ten members, with one member being designated by the Existing Stockholder, and the remaining members being designated by the Holders in their sole discretion on terms to be negotiated among the Holders.
Each new Board member shall be entitled to execute a D&O Indemnification Agreement in form reasonably acceptable to such member and DBSD upon his or her appointment.

Transition Services
The provision of transition services by DBSD to ICO Global and vice versa to be formalized in a transition services agreement.  The agreement shall provide for appropriate transition periods and that all third party services shall be passed through at cost.

Registration Rights Agreement	DBSD shall execute a registration rights agreement in form and substance mutually acceptable to the Principal Holders and the Existing Stockholder upon consummation of the Restructuring.

Stockholders’ Agreement
A Stockholders’ Agreement in form and substance mutually acceptable to the Principal Holders and the Existing Stockholder shall have been executed by DBSD, the Holders and the Existing Stockholder on or prior to the consummation of the Restructuring.  The Stockholder Agreement will provide that the Holders will agree to vote their respective shares against any proposed reverse stock split, merger or recapitalization that results in a “squeeze out” or cancellation of any Warrants or Common Stock held by the Existing Stockholder unless such transaction provides for the receipt of consideration of the same type and amount, on a per share basis, by all outstanding shares of Common Stock of DBSD (it being understood that any such transaction may provide for per share consideration below any of the valuation thresholds for the exercise for the Warrants, in which case the holders of the Warrants would not be entitled to exercise the Warrants in connection with any such transaction).

5

For Settlement Purposes Only – Subject to FRE Rule 408

Agreements with “Insiders”
Any and all agreements with any insider, except for those specifically agreed to in writing by the Principal Holders, shall be terminated on or before the consummation of the Restructuring and all accrued but unpaid amounts owing to them (except for unpaid salary and amounts owing pursuant to any then existing employment agreements) shall be waived upon consummation of the Restructuring.

Drag/Tag Rights/Preemptive Rights in the Stockholders Agreement
The Existing Stockholder will have customary tag-along rights with respect to certain sales by the Holders.  The Holders will have customary drag-along right to cause the Existing Stockholder to participate in certain sales by the Holders.

The Holders and the Existing Stockholder will have preemptive rights with respect to the issuance of new equity securities of DBSD (subject to customary carve-outs).

Charter Documents	All charter documents for DBSD to be satisfactory to DBSD, ICO Global and the Principal Holders.

Mechanics	The parties shall agree upon the precise mechanics for implementing each of the transactions contemplated by the Restructuring and the Pre-Arranged Plan.

Documentation
All documentation prepared in connection with the Restructuring, including without limitation, the Definitive Restructuring Documents, and any documents, motions, pleadings, orders or the like prepared or filed in connection with the chapter 11 cases shall be in form and substance satisfactory to the Principal Holders, ICO Global and DBSD.

Releases
The Holders shall provide a release to the Existing Stockholder and existing directors and officers and their respective affiliates and advisors.  DBSD and its affiliates, including ICO Global, shall execute a release of any claims they may have against the Holders, their respective officers and directors and their respective affiliates and advisors.

Tax Issues	Parties to discuss methods to preserve value of available NOLs and other tax considerations.

Fees & Expenses
DBSD shall pay the fees and expenses of the Holders in connection with the Restructuring, including the advisors to the Holders, who shall be selected by the Principal Holders.  DBSD shall, in advance of any chapter 11 filings, pay all invoiced accrued and unpaid fees and expenses of UBS and Milbank Tweed through the date immediately preceding the anticipated filing date, and provide a customary retainer to such advisors.

6

For Settlement Purposes Only – Subject to FRE Rule 408

Strategic Discussions
To the extent that DBSD or ICO Global have discussions with any third party concerning any business combination or other strategic transaction involving DBSD or any significant portion of its assets (a “Strategic Transaction”), the Principal Holders’ advisors, specifically UBS and Milbank Tweed, shall be entitled to participate in any such discussions, subject to required confidentiality arrangements (which shall provide that the advisors may receive information and participate in such discussions if they enter into a customary confidentiality arrangement).  Neither DBSD nor ICO Global shall enter into any binding agreement or commitment with respect to any Strategic Transaction, including any agreement or commitment obligating DBSD to pay or reimburse expenses, break-up fees or other fees without the prior consent of the Principal Holders.

No Waiver
Nothing herein shall affect in any way, nor be deemed a waiver of, any of the rights of DBSD or any Holder under the indenture for the Notes or any other document or under applicable law.  Nothing herein is intended to waive, limit, or restrict the ability of any of the foregoing parties, in whatever capacity, to protect and preserve their rights, remedies and interests against DBSD or any third party, whether under the indenture for the Notes, any other document or applicable law.

7

Attachment 1

Principal Holders

GOLDENTREE

GOLDMAN SACHS & CO

OCH-ZIFF CAPITAL MANAGEMENT GROUP

PLAINFIELD ASSET MANAGEMENT

RAPTOR GROUP

HIGHLAND CAPITAL MANAGEMENT